UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

July 10, 2007

Live Nation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(310) 867-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In a press release issued on July 10, 2007, Live Nation, Inc., or the Company, announced that it intends to offer convertible senior notes in a private offering, or the offering, subject to market conditions and other factors. The Company hereby furnishes the following information regarding its business that was prepared in connection with the offering. Unless context otherwise requires or otherwise indicates, references to “Live Nation,” “we,” “our,” “us” and the “Company” refer to Live Nation, Inc. together with its consolidated subsidiaries.

As provided in General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. By furnishing this information, we make no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.

Unaudited Pro Forma Combined Condensed Statement of Operations

On November 3, 2006, a wholly-owned subsidiary of ours merged with and into HOB Entertainment, Inc., or HOBE, pursuant to an Agreement and Plan of Merger, dated June 30, 2006. As a result of the transaction, HOBE became a wholly-owned subsidiary of ours. The following unaudited pro forma combined condensed statement of operations gives effect to this transaction. It does not give effect to other acquisitions and dispositions during 2006 and 2007, including the acquisition of the remaining 50% interest in House of Blues Concerts Canada in June 2007 described below.

The aggregate merger consideration paid in connection with the transaction, subject to closing adjustments, was approximately $354 million (approximately $360 million including transaction and financing fees and expenses), of which $10 million in cash was placed in escrow, subject to the terms of an escrow agreement, as security relating to any potential indemnification claims.

The unaudited pro forma combined condensed statement of operations presents the acquisition of HOBE under the purchase method of accounting. The unaudited pro forma combined condensed statement of operations reflects the preliminary purchase price allocation based on our estimate of the fair value of the assets acquired and liabilities assumed. The purchase price allocation is subject to finalization of the valuation of intangible assets and other assets acquired and liabilities assumed. Once finalized, the allocation of the purchase price could change which may result in additional expense related to amortization.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2006 gives effect to the transaction as if it had occurred on January 1, 2006. This pro forma statement includes the unaudited consolidated statements of operations of HOBE for the ten months ended October 29, 2006. The date and periods of HOBE included in the pro forma combined condensed statement of operations are the most comparable to ours and may differ from those reflected in HOBE’s historical statement of operations. The unaudited pro forma combined condensed financial information is not intended to represent what our results of operations would have been if the acquisition had occurred on that date or to project our results of operations for any future period. Since we and HOBE were not under common control or management for any period presented, the unaudited pro forma financial results may not be comparable to, or indicative of, future performance.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Current Report and upon the allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed. The pro forma adjustments include a $5.3 million accrual of restructuring costs primarily related to severance which was recognized in accordance with Emerging Issues Task Force Issue No. 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and the elimination of $8.1 million of salary, bonus and benefit expense for the year ended December 31, 2006 associated with the employees who were terminated as part of the restructuring plan that was implemented by our management team subsequent to the transaction. The unaudited pro forma combined condensed statement of operations does not reflect any additional synergies such as rent, insurance and travel that may be expected from the combination of the two entities. The unaudited pro forma combined condensed statement of operations does not include any adjustments to eliminate salary, bonus, benefit and other restructuring costs related to headcount reductions implemented by HOBE in February 2006. The unaudited pro forma combined condensed statement of operations and the accompanying notes thereto should be read together with, and are qualified by, the historical statement of operations and notes thereto of us and HOBE in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and under Item 9.01(a) of our Current Report on Form 8-K/A filed on January 19, 2007, respectively.

	Year Ended December 31, 2006
	Historical		Pro Forma Adjustments		Pro Forma Combined
	Live Nation	HOBE
	(in thousands, except per share)
Revenue	$3,691,559	$312,279	$—		$4,003,838
Operating expenses:
Direct operating expenses	2,981,801	280,869	(1,460	)(A)	3,261,210
Selling, general and administrative expenses	529,104	20,558	(7,531	)(A)(B)	542,131
Depreciation and amortization	128,167	8,080	—		136,247
Loss (gain) on sale of operating assets	(11,640)	2	—		(11,638)
Corporate expenses	33,863	—	—		33,863

Operating income	30,264	2,770	8,991		42,025
Interest expense	37,218	5,224	13,079	(C)(D)	55,521
Interest income	(12,446)	(589)	3,285	(E)	(9,750)
Gain on sale of fixed assets by nonconsolidated affiliates	—	(7,174)	—		(7,174)
Equity earnings of nonconsolidated affiliates	(11,265)	(3,370)	(385	)(F)	(15,020)
Minority interest expense (income)	12,209	(309)	263	(F)	12,163
Other income - net	(1,220)	—	—		(1,220)

Income (loss) before income taxes	5,768	8,988	(7,251)		7,505
Income tax expense (benefit):	37,210	3,108	(276	)(G)	40,042

Net income (loss)	$(31,442)	$5,880	$(6,975)		$(32,537)

Basic and diluted net loss per common share	$(0.48)				$(0.50)

Basic and diluted weighted average common shares outstanding	64,853,243				64,853,243

Notes to Unaudited Pro Forma Combined Condensed Statement of Operations

(A)	Adjustments reflect the elimination of salary, bonus and benefit expense associated with the employees who were terminated as part of the restructuring plan that was implemented by us subsequent to the transaction.

(B)	Adjustment reflects the elimination of $0.9 million of merger transaction costs incurred by HOBE.

(C)	Adjustments reflect interest expense on the term loan, revolving credit facility draw and amortization of debt issuance costs of $17.9 million. Interest expense was estimated using the rate on November 3, 2006 applicable under our senior secured credit facility (2.75% above LIBOR for the term loan and 1.75% above LIBOR for borrowings under the revolving credit facility). Each 12.5 basis point increase or decrease in interest rates would increase or decrease interest expense by approximately $0.3 million for 2006.

(D)	Adjustments reflect the elimination of interest expense and debt issuance cost amortization of $4.8 million for the year ended December 31, 2006, associated with HOBE’s long-term debt and redeemable preferred stock balances which were paid off in connection with the transaction.

(E)	Adjustment reflects the reduction of interest income for cash used in the transaction and not available for investment during the period. Interest income was estimated using an assumed interest rate of 4.75%.

(F)	Adjustments reflect the elimination of HOBE’s minority interest expense and our long-term equity in earnings for a joint venture between the two companies.

(G)	Adjustments reflect the effect of the transaction on the provision for income taxes based on our pro forma tax filing positions in the United States and Canada for the year ended December 31, 2006. Pro forma tax positions are such that current United States federal income tax expense is reduced to zero as a result of the elimination of alternative minimum tax; no incremental current tax expense is recognized from the net reductions in costs due to the application of net operating loss carry forwards in the United States and Canada. Deferred income tax expense is recorded ratably for the year ended December 31, 2006 based on the ratable amortization of the underlying temporary difference.

Future Acquisitions

We continually explore acquisition opportunities consistent with our strategy. These acquisitions may involve the payment of cash, the incurrence of debt or the issuance of common stock or other securities. We are currently in negotiations regarding such a transaction that, based upon our current expectations, could result in the near-term issuance of between 6.0 million and 6.5 million shares of our common stock, as well as other smaller transactions. Any such issuance could be at a valuation lower than the trading price of our common stock at the time. We cannot assure you that the potential transaction we are negotiating or any other potential acquisition will be consummated.

Impact of Acquisitions and Dispositions

In addition to acquisitions and dispositions previously disclosed, including in our press release dated May 10, 2007, we have:

•	divested the Hammersmith Apollo and Forum venues in June 2007;

•	acquired the remaining 50% interest in House of Blues Concerts Canada in June 2007; and

•

exercised our option in July 2007 to require our joint venture partner to contribute its 12% interest in Academy Music Group to our joint venture, which will have the effect of increasing the joint venture’s interest in Academy Music Group to 55.9% and causing Academy Music Group to become consolidated in our financial statements.

Assuming the transactions listed above and the transactions previously disclosed in our press release dated May 10, 2007 (the divestiture of a portion of our North American and United Kingdom sports representation business, the acquisition of an interest in Concert Productions International, the acquisition of Trunk, Inc., the acquisition of an interest in Musictoday, Inc., the acquisition of HOB Entertainment, Inc., the acquisition of Gamerco, the divestiture of Donington Racetrack, the divestiture of Phantom – The Vegas Spectactular and the divestiture of our Nashville amphitheater) had been completed on April 1, 2006, we estimate that:

•	our revenues would have increased by $390.8 million for the twelve months ended March 31, 2007 and $26.9 million for the three months ended March 31, 2007;

•	our Adjusted OIBDAN would have increased by $27.4 million for the twelve months ended March 31, 2007 and $6.5 million for the three months ended March 31, 2007; and

•	our operating income would have increased by $36.9 million for the twelve months ended March 31, 2007 and $9.9 million for the three months ended March 31, 2007.

In addition, had the acquisition of HOBE occurred on April 1, 2006, the Company would have expected to realize approximately $10.0 million in additional cost savings (the pro rata portion of the originally estimated $15.0 million of cost savings for the period of time during which the cost savings were implemented) associated with the acquisition of HOBE for the twelve months ended March 31, 2007.

Adjusted OIBDAN is what we previously referred to as Adjusted EBITDA. Adjusted OIBDAN is a non-GAAP financial measure that the Company defines as operating income (loss) before certain unusual and/or non-cash charges, depreciation and amortization, loss (gain) on sale of operating assets and non-cash compensation expense. The Company uses Adjusted OIBDAN to evaluate the performance of its operating segments. The Company believes that information about Adjusted OIBDAN assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing insights into both operations and the other factors that affect reported results. Adjusted OIBDAN is not calculated or presented in accordance with U.S. generally accepted accounting principles. A limitation of the use of Adjusted OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Accordingly, Adjusted OIBDAN should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss), and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, Adjusted OIBDAN as presented above may not be comparable to similarly titled measures of other companies.

Reconciliation of Adjusted OIBDAN to Operating Income

Set forth below is a reconciliation of Adjusted OIBDAN to operating income for the three months ended March 31, 2007 and the twelve months ended March 31, 2007.

	Three Months Ended March 31, 2007			Twelve Months Ended March 31, 2007
	As Reported	Acquisitions and Divestitures	Combined	As Reported	Acquisitions and Divestitures	Combined
	(in thousands)
Revenue	$584,185	$26,869	$611,054	$3,759,177	$390,761	$4,149,938

Adjusted OIBDAN	$4,129	$6,470	$10,599	$141,167	$27,388	$168,555
Depreciation and amortization	27,686	1,274	28,960	140,848	9,939	150,787
Loss (gain) on sale of operating assets	4,462	(4,668)	(206)	550	(19,483)	(18,933)
Non-cash compensation expense	2,385	—	2,385	4,955	—	4,955
Non-cash impairment	—	—	—	3,017	—	3,017

Operating income (loss)	$(30,404)	$9,864	$(20,540)	$(8,203)	$36,932	$28,729

Use of Proceeds

We estimate that the proceeds from the offering will be approximately $193.0 million (or $212.4 million if the initial purchasers exercise their over-allotment option in full), after deducting estimated offering expenses. We intend to use the net proceeds of the offering to repay $90.0 million of the term loan and repay the outstanding balance of the revolving credit facility under our senior secured credit facility with the remainder to be used for general business purposes.

Capitalization

The following table sets forth our capitalization as of March 31, 2007 on a historical basis; and as adjusted to reflect the issuance of notes pursuant to the offering (assuming no exercise of the initial purchasers’ over-allotment option) and the use of proceeds from the offering as described above under “Use of Proceeds.”

	As of March 31, 2007
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents(1)(2)	$394,766	$422,766

Total debt (including current portion of long-term debt)
Secured credit facility(3):
Revolving line of credit	75,000	—
Term loans	545,375	455,375
Convertible senior notes offered hereby	—	200,000
Other debt(2):	44,134	44,134

Total debt	664,509	699,509
Minority interest liability	56,256	56,256
Subsidiary series A and B redeemable preferred stock(4)	40,000	40,000
Stockholders’ equity, excluding preferred stock
Common stock: $.01 par value; 450,000,000 shares authorized; 67,236,912 shares issued	672	672
Preferred stock: $.01 par value; 50,000,000 shares authorized; none issued	—	—
Additional paid-in capital	760,536	760,536
Retained deficit	(164,054)	(164,054)
Cost of shares held in treasury	(21,884)	(21,884)
Accumulated other comprehensive income	20,216	20,216

Total shareholders’ equity	595,486	595,486

Total capitalization	$1,356,251	$1,391,251

(1)	In June 2007, we acquired the remaining 50% interest in House of Blues Concerts Canada and completed the divestiture of the Hammersmith Apollo and Forum venues in the UK. Together, these transactions used approximately $5.0 million of cash. In addition, House of Blues Concerts Canada had $6.2 million of cash as of March 31, 2007. These transactions are not reflected in the above table.
(2)	In July 2007, we exercised our option to require our joint venture partner to contribute its 12% interest in Academy Music Group to our joint venture, which will result in the consolidation in our financial statements of the debt and cash of those entities, which was $52.7 million and $8.1 million, respectively, as of March 31, 2007. This transaction is not reflected in the above table.
(3)	On June 29, 2007, we amended and restated our senior secured credit facility. As of June 30, 2007, the outstanding balance on the term loan was $544.0 million and on the revolving credit facility was $22.0 million.
(4)	Represents series A and B redeemable preferred stock issued by a subsidiary.

Long-term Debt - Senior Secured Credit Facility

We have an $835.0 million senior secured credit facility consisting of a $550.0 million term loan facility and a $285.0 million revolving credit facility, with the right (subject to certain limitations) to increase such facilities by up to $250.0 million in the aggregate. The senior secured credit facility was amended and restated on June 29, 2007. The revolving credit facility provides for borrowings up to the amount of the facility with sub-limits of up to $235.0 million to be available for the issuance of letters of credit and up to $100.0 million to be available for borrowings in foreign currencies. The term loan portion of the credit facility matures in part in June 2013 with the remainder due in December 2013. We are required to make minimum quarterly principal repayments under the term loan of approximately $5.5 million per year through March 2013, with the remaining balance due at maturity. We are required to prepay the outstanding term loan, subject to certain exceptions and conditions, from certain asset sale proceeds and casualty and condemnation proceeds that we do not reinvest within a 365-day period or from additional debt issuance proceeds. The revolving credit portion of the credit facility matures in June 2012.

As of June 30, 2007, the outstanding balance on the term loan was $544.0 million and on the revolving credit facility was $22.0 million. Taking into account letters of credit of $73.3 million, $189.7 million was available for future borrowings.

Borrowings under the revolving loans bear interest at an annual rate of LIBOR plus 1.75% and term loans bear interest at an annual rate of LIBOR plus 2.75%. The revolving credit facility margins are subject to change based upon the amount of leverage for the previous calendar quarter. In addition to paying interest on outstanding principal under the credit facility, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments. As of March 31, 2007, the commitment fee rate was 0.25%. We also are required to pay customary letter of credit fees, as necessary.

Our senior secured credit facility contains a number of covenants and restrictions that, among other things, require us to satisfy certain financial covenants and restrict our ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase our stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of our business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of our senior secured credit facility becoming immediately due and payable.

As of June 30, 2007, the weighted average interest rate, including the benefit of the interest rate swap agreements, under our senior secured credit facility was 8.05%.

Item 8.01	Other Events.

In a press release issued on July 10, 2007, the Company announced that it intends to offer convertible senior notes in a private offering, subject to market conditions and other factors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated July 10, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVE NATION, INC.
a Delaware corporation

By:	/s/ Kathy Willard
Kathy Willard
Executive Vice President and Chief Accounting Officer

Dated: July 10, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated July 10, 2007